AMENDED AND RESTATED REVOLVING AND TERM LOAN AGREEMENT

     THIS AGREEMENT, amended and restated as of this 31st day of March, 1994 (the "Agreement") by and between RUDDICK CORPORATION, a North Carolina corporation (herein called the "Borrower") and WACHOVIA BANK OF NORTH CAROLINA, N.A. (the "Bank");

                      W I T N E S S E T H:

     WHEREAS, the Borrower and the Bank previously entered into a Term Loan Agreement dated as of June 27, 1984, amended by (i) an Amendment Agreement dated May 31, 1985 by and between the Borrower and the Bank, (ii) a 1987 Amendment Agreement dated
July 1, 1987 by and between the Borrower and the Bank, (iii) a 1988 Amendment Agreement dated as of May 5, 1988 by and between the Borrower and the Bank, (iv) a 1991 Amendment Agreement dated as of March 27, 1991 by and between the Borrower and the Bank, and (v) a 1992 Amendment Agreement dated as of April 23, 1992 by and between the Borrower and the Bank (as so amended, the "1984 Loan Agreement"), pursuant to which the Bank has agreed to make loans aggregating $15,000,000 (the "1991 Committed Amount") to the Borrower, which loans currently are evidenced by the Borrower's interim note dated March 27, 1991 (the "1991 Interim Note"); and

     WHEREAS, pursuant to the terms of the 1984 Loan Agreement and the 1991 Interim Note, the Borrower could elect, not later than April 1, 1994, to convert the outstanding principal amount under the 1991 Interim Note to a term note due seven years after the date thereof; and

     WHEREAS, the Borrower has requested that the 1991 Committed Amount under the 1984 Loan Agreement and the principal amount of the 1991 Interim Note be increased to $20,000,000, and that the period during which it can elect to convert the outstanding principal amount under the 1991 Interim Note to the term note in accordance with the terms of the 1984 Loan Agreement be extended to April 1, 1997; and

     WHEREAS, the Borrower and the Bank desire to amend and restate the 1984 Loan Agreement in its entirety to reflect these changes and certain other amendments;

     NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions herein set forth, the Borrower and the Bank hereby agree as follows:

     1.   The Revolving Loan.

     (a) Commitment to Lend. Subject to the terms and conditions of this Agreement, the Bank agrees to make a loan to the Borrower, at any time and from time to time on or before April 1, 1997, in a principal amount not in excess at any time of $20,000,000 (the "Committed Amount", which Committed Amount is a portion of aggregate financing commitments of $60,000,000 ("Total Commitments") from the Bank, NationsBank of North Carolina, National Association and First Union National Bank of North Carolina (collectively, the "Banks")), provided that Borrower shall give the Bank prior notice, by telephone to the Bank representative indicated in Section 11(a) hereof, with respect to each and every such borrowing. Prior to April 1, 1997, the Borrower may use the Committed Amount by borrowing, paying and reborrowing such amount, all in accordance with the terms and conditions of this Agreement.

     Borrower agrees to borrow, pay and reborrow in amounts from the Banks on a pro rata basis as determined by each Bank's Committed Amount in relation to Total Commitments. Each borrowing from the Banks shall be in an aggregate amount of not less than $100,000 or a multiple thereof, to be shared by the Banks pro rata.

     (b) The Interim Note. On or before the date of the first borrowing hereunder, Borrower shall execute and deliver to the Bank a promissory note (the "Interim Note") in the principal amount of $20,000,000, dated as of the date of this Agreement and payable in full three years after the date hereof, in form and substance substantially similar to the attached Exhibit "A". The Bank or subsequent holder is hereby authorized by the Borrower and agrees to set forth on the reverse side of the Interim Note issued to the Bank the amount of each interim loan made by it and repayment made by the Borrower. Upon receipt of the Interim Note of even date herewith, the Bank agrees to mark "cancelled" on the face of the 1991 Interim Note and to release said 1991 Interim Note to Borrower.

     (c) Interest. The Interim Note issued to the Bank shall bear interest on the unpaid principal amount outstanding from time to time at a rate per annum equal to five-eighths of one percent (5/8%) above the secondary Certificate of Deposit rate for a maturity of 90 days as recorded by the New York Federal Reserve Bank (212/791-6693) adjusted for current bank reserve requirements and Federal Deposit Insurance Corporation insurance for Certificates of Deposit in excess of $100,000 (the "90-day C.D. Rate"). Interest is payable quarterly in arrears and is computed on the basis of a 360-day year for the actual number of days in each interest period. Any change in the interest rate resulting from a change in the 90-day C.D. Rate shall become effective as of the opening of business on the date of such change in the interest rate caused by a change in the 90-day C.D. Rate. The interest due dates shall be the first business day of each January, April, July and October of each year beginning with the first business day of July, 1994. Interest on the Interim Note after default shall be one hundred fifty percent (150%) of the Prime Rate, not to exceed the highest rate permitted by applicable law. The Prime Rate as used herein and in the Interim Note and the Term Note (hereinafter defined) refers to that interest rate set by the Bank from time to time as an interest rate basis for borrowings. The Prime Rate is one of several interest rate bases used by the Bank. The Bank lends at rates above and below the Prime Rate.

     (d) Repayments. Each repayment to the Banks shall be in an aggregate amount of not less than $100,000 or a multiple thereof, each such repayment to be shared on a pro rata basis by the Banks as determined by each Bank's Committed Amount in relation to Total Commitments, provided that Borrower shall give the Banks not less than forty-eight (48) hours prior notice, by telephone to the Bank Representative indicated in Section 11(a) hereof, with respect to each and every such repayment.

     2.   The Optional Term Loan.

     (a) Commitment to Lend. Subject to the terms and conditions of this Agreement, at any time up to April 1, 1997, Borrower, at its election, may convert an amount up to the Committed Amount into a seven-year term loan, and the Bank hereby agrees to extend such term loan upon the terms and conditions hereinafter provided.

     (b) The Term Note. On or before the date the Borrower elects to convert an amount up to the Committed Amount into a term loan as provided above, the Borrower shall execute and deliver to the Bank a seven-year term note (the "Term Note") in the principal amount of the indebtedness Borrower elects to incur on a term basis, dated the date Borrower elects to convert, in form and substance substantially similar to the attached Exhibit "B", with blanks appropriately completed. The Term Note shall be payable in twenty-eight equal, consecutive quarterly installments, on the first business day of each January, April, July and October, beginning with the first such date occurring after the date of the Term Note.

     (c) Interest. The Term Note issued to each Bank shall bear interest at a rate per annum equal to the sum of (i) three-quarters of one percent (3/4%) for the first three years of the term of the Term Note and seven-eighths of one percent (7/8%) for the next four years on the term of the Term Note plus (ii) the 90-day C.D. Rate as reflected on the first business day of each calendar quarter.

     Interest is payable quarterly in arrears on the first business day of each January, April, July and October beginning on the first such date after the date of the Term Note and is computed on the basis of a 360-day year for the actual number of days in each interest period. Immediately after the Term Note is executed, but in no event later than April 1, 1997, the Bank's commitment to make loans under the Interim Note shall terminate.

     Interest on the Term Note after default shall be at One
Hundred Fifty Percent (150%) of the Prime Rate, not to exceed the highest rate permitted by applicable law.

     (d)  Prepayment of the Term Note.

     On the first business day of any January, April, July or October the Borrower may prepay all or any portion of the indebtedness evidenced by the Term Note without penalty or fee, provided that each prepayment to the Banks shall be in an aggregate amount of not less than $100,000 or a multiple thereof, with accrued interest on the prepaid principal to the date of prepayment, each prepayment to be shared on a pro rata basis by the Banks as determined by each Bank's Committed Amount in relation to Total Commitments, and provided further that Borrower shall give the Banks not less than forty-eight (48) hours prior notice, by telephone to the Bank Representative indicated in
Section 11(a) hereof, with respect to each and every such prepayment. Any prepayment shall be applied to the then last maturing installment of principal.

     3.   Refund of Interest.

     On April 1, 1997, the total interest paid under the Notes (as hereinafter defined) from April 1, 1994 shall be refunded to Borrower to the extent such interest exceeds 14% per annum on the amounts outstanding from time to time under the Notes for such three-year period.

     On April 1, 2000, the total interest paid under the Term
Note from April 1, 1997 shall be refunded to Borrower to the extent such interest exceeds 15% per annum on the amounts outstanding from time to time under the Term Note for such three-year period.

     4.   Commitment Fee.

     (a) Amount. Until the Borrower's option to borrow hereunder has been fully exercised or Borrower has converted the Interim Note to the Term Note, the Borrower will pay the Bank a commitment fee of one-quarter of one percent (1/4%) per annum on the daily average of the unused portion of the Bank's Committed Amount hereunder, payable from the date hereof on the interest due dates set out in the Interim Note in the form of Exhibit "A".

     (b) Termination or Reduction of Committed Amount. So long as the Interim Note is outstanding, Borrower shall have the right from time to time upon not less than three (3) days' prior written notice to the Banks to terminate, or to reduce, the Total Commitments and the Bank's Committed Amount on a pro rata basis. Any partial reduction shall be in an amount equal to 5% of Total Commitments or any integral multiple thereof and shall reduce permanently the Bank's Committed Amount as a pro rata share of Total Commitments. Each reduction shall be accompanied by a prepayment of the Interim Note (together with accrued interest thereon) to the extent that the principal amount thereof then outstanding exceeds the Committed Amount as so reduced.

     5. Representations and Warranties. In borrowing hereunder, the Borrower represents and warrants to the Bank, which representations and warranties will survive the delivery of the Notes (which term shall include the Interim Note and the Term Note provided for herein), and the making of the loans hereunder, as follows:

          (a) Due Incorporation, Etc. The Borrower and each Restricted Subsidiary (as defined in that certain Loan Agreement dated April 23, 1992 by and among the Borrower and the Banks (the "1992 Term Loan Agreement")) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has the corporate power and legal authority to own its property and to carry on its business as now being conducted and is duly qualified to transact business as a foreign corporation in every jurisdiction where such qualification is necessary. The Borrower has the corporate power to execute and perform this Agreement, to borrow hereunder and to execute and deliver the Notes, and to do so will not violate its Articles of Incorporation or Bylaws, any law to which it is subject, or any agreement or instrument to which it is a party.

          (b) Litigation. Except as set forth in the financial statements described in Section 5(c) hereof, there is no litigation or proceeding pending or, to the knowledge of the Borrower, threatened which, if decided adversely to the Borrower or any subsidiary, would have a material adverse effect upon the financial condition or business of the Borrower and its subsidiaries, taken as a whole.

          (c) Financial Condition. The Consolidated Balance Sheet of the Borrower and its subsidiaries as at October 3, 1993 and the related Statements of Consolidated Income and Retained Earnings and Statements of Cash Flows of the Borrower and its subsidiaries for the fiscal year then ended, all of which have been delivered to the Bank prior to the execution of this Agreement, are correct and complete and fairly present the financial condition of the Borrower and its subsidiaries and the results of their operations and their retained earnings as of the dates and for the periods referred to. The consolidated balance sheets of the Borrower and its subsidiaries as at January 2, 1994 and the related statements of consolidated income and retained earnings and statements of consolidated cash flows for the three-month period then ended, copies of which have been furnished to the Bank, are true and correct and present fairly, subject to normal recurring year-end adjustments, the financial condition of the Borrower and its subsidiaries as at such date and the results of their operations and their retained earnings as of such date and for such period.

     All financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. Since January 2, 1994, no material adverse changes in the financial condition, the business or operations of the Borrower and its subsidiaries, taken as a whole, have occurred.

          The real estate and other fixed assets of the Borrower and its subsidiaries are subject to no mortgage or lien securing an indebtedness of a material principal amount except as shown in the balance sheets referred to above.
     The Borrower and its subsidiaries have no liabilities, direct or contingent, except those disclosed in the audit report and interim statements referred to above, and except those arising in the ordinary course of business since the date of such audit report and interim statements, having in the aggregate no materially adverse effect on the financial condition of the Borrower and its subsidiaries, taken as a whole. The Borrower and its subsidiaries have made no investments in, advances to or guaranties of the obligations of any corporation, individual or other entity other than Borrower in an aggregate amount material to the consolidated financial condition of the Borrower and its subsidiaries, taken as a whole, except those disclosed in the financial statements referred to above.

          (d) Governmental Contracts. The Borrower and its subsidiaries are not subject to the renegotiation of any government contract in any material amount.

          (e) Tax Returns. The Borrower and its subsidiaries have filed all required federal, state, and local tax returns and have paid all taxes as shown on such returns as they have become due. Federal income tax returns have been audited, or closed by the operation of applicable statutes of limitation, through 1989, and no claims have been assessed and are unpaid with respect to such taxes except as shown in the audit report or interim financial statement referred to in Section 5(c) above.

          (f) Use of Proceeds. The proceeds of all borrowings hereunder will be used for general corporate purposes and for working capital.

     6.   Conditions to Closing.

     (a). Conditions Precedent. The obligation of the Bank to lend hereunder is subject to the following conditions precedent:

          (1) Legal Opinion. On or before the date hereof, the Bank shall have received the favorable written opinion of Smith Helms Mulliss & Moore, L.L.P., counsel for the Borrower, addressed to the Bank, and satisfactory in form and substance to the Bank's counsel, substantially in the form of Exhibit C attached hereto.

          (2) Corporate Resolutions. The Bank shall have received, on or before the date of the first borrowing hereunder, (A) a copy of the resolutions of the Board of Directors, or appropriate committee thereof, of the Borrower, certified on such date, authorizing the execution and delivery of this Agreement, the borrowing hereunder and the execution and delivery of the Notes; and (B) such additional documents as the Bank or counsel for the Bank may reasonably request.

          (3) Representations and Warranties. On the date of any borrowing hereunder, the representations and warranties set forth in Section 5 hereof shall be true and correct on and as of such date with the same effect as though such representations and warranties had been made on and as of such date.

          (4) Due Compliance. At the time of each borrowing hereunder, the Borrower and each subsidiary shall be in compliance with all of the terms and provisions set forth herein on their part to be observed and performed, and no Event of Default as specified in Section 10 below, nor any event which upon notice or lapse of time, or both, would constitute such an Event of Default, shall have occurred at the time of such borrowing.

     (b) Covenant and Condition Subsequent. The Borrower shall deliver to the Bank, not more than ninety (90) days after the date of the first borrowing hereunder, (1) such collateral or evidence of the priority of the Bank's position as a creditor, all in form and substance satisfactory to the Bank; and (2) such additional documents as the Bank or counsel for the Bank may reasonably request.

     7. Covenants. The Borrower covenants and agrees that from the date hereof and until payment in full of the principal and interest on the Notes, unless the Bank shall otherwise consent in writing, the Borrower will duly comply with all provisions and terms of Sections 5 and 6 of the 1992 Term Loan Agreement, and the same are hereby incorporated herein with the same force and effect as if they were expressly set out herein, regardless of whether the indebtedness issued thereunder shall have been satisfied. The Bank and the Borrower confirm that the current level of Consolidated Tangible Net Worth (as defined in the 1992 Term Loan Agreement) to be maintained during Fiscal Year (as defined in the 1992 Term Loan Agreement) 1994 is $225,865,000. Borrower will not, without the written consent of the Bank, enter into any agreement that would substantially or materially alter, amend, or grant to it or any subsidiary a waiver of any provision of the 1992 Term Loan Agreement. Borrower will deliver to the Bank a certificate dated the closing date and signed by the President or a Vice President and the Treasurer or an Assistant Treasurer of the Borrower certifying that, after giving effect to the loan hereunder the Borrower is in compliance with the restrictions contained in the 1992 Term Loan Agreement.

     8.   Opinions and Notice of Other Default.

     The Borrower shall furnish at the reasonable request of the Bank opinions of legal counsel and certificates of its officers, satisfactory to the Bank, regarding matters incident to this Agreement. In addition, the Borrower shall give the Bank prompt written notice of the occurrence of any Event of Default under the terms of this Agreement and of a default or failure of performance under any other agreement or contract to which it is a party or by which it is bound.

     9.   Documentary Stamps.

     If any documentary or recording tax should be assessed or the affixing of any stamps be required in connection with the borrowing hereunder or the security therefor, by state or federal governments, the Borrower will pay the tax and the cost of the stamps.

     10.  Default.

     The occurrence of any one or more of the following Events of Default will constitute a default by the Borrower under this Agreement, whereupon the Notes and all indebtedness of the Borrower to the Bank will, at the option of the Bank, immediately become due and payable without presentation, demand, protest, or notice of any kind, all of which are hereby expressly waived, and the Borrower will pay the reasonable attorney's fees incurred by the Bank in connection with such default or recourse against any collateral held by the Bank as security for the indebtedness owed by the Borrower:

          (a) Non-payment when due, whether by acceleration or otherwise, of any principal payment on either of the Notes;

          (b) Non-payment, within ten days after the due date, of interest on either of the Notes, or of any premium, fee or other charge under this Agreement;

          (c) A breach or failure of performance by the Borrower or any subsidiary of any provision of this Agreement which is not remedied within 30 days after written notice from the Bank;
          (d) A representation or warranty by the Borrower is false or erroneous in any material respect on the date as of which made;

          (e) Borrower or a Restricted Subsidiary: (i) files a petition or has a petition filed against it under the Bankruptcy Code or any proceeding for the relief of insolvent debtors; (ii) generally fails to pay its debts as such debts become due; (iii) has a custodian appointed for it or its assets; (iv) benefits from or is subject to the entry of an order for relief by any court of insolvency; (v) makes an admission of insolvency seeking the relief provided in the Bankruptcy Code or any other insolvency law; (vi) makes an assignment for the benefit of creditors; (vii) has a receiver appointed, voluntarily or otherwise, for its property; (viii) suspends business; (ix) permits a judgment in the amount of $250,000 or more to be obtained against it which is not promptly paid or promptly appealed and secured pending appeal; or (x) becomes insolvent, however otherwise evidenced;

          (f) Failure by Borrower or a Restricted Subsidiary to pay when due, or within any applicable grace period, any amount owing on account of indebtedness for money borrowed or the failure by Borrower or a Restricted Subsidiary to observe or perform any covenant or undertaking on its part to be observed or performed in any agreement evidencing, securing or relating to such indebtedness, resulting in any such case in an event of default or acceleration by the holder of such indebtedness of the date on which such indebtedness would otherwise be due and payable; or

          (g) If there occurs a change in control of the Borrower as defined in Section 7.01(h) of the 1992 Term Loan
     Agreement.

     11.  General.

          (a) All notices with respect to this Agreement shall be deemed to be completed upon mailing first class, certified or registered mail, postage prepaid, addressed as follows or to such other address as the parties hereto shall have been notified:

     The Borrower:  Ruddick Corporation
                    2000 Two First Union Center
                    Charlotte, North Carolina 28282
                    Attention:  Vice President-Finance

     The Bank:      Wachovia Bank of North Carolina, N.A.
                    Post Office Box 31608
                    Charlotte, North Carolina 28231
                    Attention:  Kenneth R. Smith
          (b) No failure or delay by the Bank to exercise any right, power or privilege hereunder shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or future exercise thereof. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

          (c) The provisions of this Agreement shall extend to and be available to any subsequent holder of the Notes, as well as to the Bank.

          (d) The Agreement and the Notes shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the laws of the State of North
     Carolina.

12.  Restatement.

     This Agreement amends, restates and supersedes the 1984 Loan
Agreement in its entirety, and such 1984 Loan Agreement shall be of no further force or effect.




              [Signatures appear on following page]


    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the year and day first above written.

ATTEST:                       RUDDICK CORPORATION


\s\ D.B. Williford            By:\s\ Richard N. Brigden
       Secretary                     Richard N. Brigden
                                   Vice President-Finance
(Corporate Seal)



                              WACHOVIA BANK OF NORTH CAROLINA,
                              N.A.


                              By:\s\ Kenneth R. Smith, Jr.
                                   Senior Vice President

                                                        EXHIBIT A

                       RUDDICK CORPORATION

                          INTERIM NOTE

March 31, 1994                                        $20,000,000

     For value received, RUDDICK CORPORATION (the "Borrower") promises to pay to the order of WACHOVIA BANK OF NORTH CAROLINA, N.A. (the "Bank") at its main office in Charlotte, North Carolina, the amount of the unpaid principal balance, not exceeding $20,000,000, specified on the reverse hereof in accordance with Section 1 of the Loan Agreement (as herein defined), and to pay interest at said office, from the date hereof on the unpaid principal balance owing hereunder from time to time at a rate of five-eighths of one percent (5/8%) above the secondary Certificate of Deposit rate for a maturity of 90 days as recorded by the New York Federal Reserve Bank (212/791-6693), adjusted for current bank reserve requirements and Federal Deposit Insurance Corporation insurance for Certificates of Deposit in excess of $100,000 (the "90-day C.D. Rate"). Interest is payable quarterly in arrears and is computed on the basis of a 360-day year for the actual number of days in each interest period. Any change in the interest rate resulting from a change in the 90-day C.D. Rate shall become effective as of the opening of business on the date of such change in the interest rate caused by a change in the 90-day C.D. Rate. The interest due dates shall be the first business day of each January, April, July and October of each year beginning the first business day of July 1994. Interest on the Interim Note after default shall be one hundred fifty percent (150%) of the Prime Rate, not to exceed the highest rate permitted by applicable law. The Prime Rate as used herein refers to that interest rate set by the Bank from time to time as an interest rate basis for borrowings. The Prime Rate is one of several interest rate bases used by the Bank. The Bank lends at rates above and below the Prime Rate. Interest paid under this Note may be refunded to Borrower as provided in
Section 3 of the Loan Agreement (as herein defined), which is incorporated herein by reference.

     This Note ("Interim Note") represents an interim borrowing under an Amended and Restated Revolving and Term Loan Agreement dated as of the date hereof by and between the Borrower and the Bank (the "Loan Agreement"), and the terms and conditions set forth in the Loan Agreement are incorporated herein by reference and shall be considered a part hereof to the same extent as if written herein. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

     In addition to the provisions relating to occurrences of other Events of Default set forth in the Loan Agreement, upon (i) non-payment when due, whether by acceleration or otherwise, of the principal or (ii) non-payment, within ten (10) days after the due date thereof, of interest or of any premium, fee or other charge under the Loan Agreement, the entire principal and any accrued interest under this Interim Note shall, at the option of the holder hereof, become immediately due and payable without presentation, demand, protest, or notice of any kind, all of which are hereby expressly waived, and Borrower shall pay to the Bank reasonable attorneys' fees in connection with such default or recourse against any collateral held by the Bank as security for the Borrower's indebtedness.

     Not later than April 1, 1997, Borrower may elect to convert the remaining outstanding principal amount of this Note to a Term
Note as provided for in Section 2 of the Loan Agreement.

     All parties to this Interim Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of non-payment or dishonor, and of protest, and any and all other notices and demands whatsoever, and agree to remain bound until the interest and principal are paid in full notwithstanding any extension or extensions of time for payment which may be granted even though the period of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal right available to, the holder of this Note.

     IN WITNESS WHEREOF, Borrower has caused this instrument to be executed in its corporate name and its seal affixed hereto by its duly authorized officers pursuant to a resolution of its Board of Directors, or appropriate committee thereof, duly adopted.

                              RUDDICK CORPORATION


                              By:________________________________
                                  Richard N. Brigden
                                  Vice President-Finance


(SEAL OF RUDDICK CORPORATION)

ATTEST:

By:_________________________
          Secretary

                                                        EXHIBIT B

                       RUDDICK CORPORATION

                            TERM NOTE


_________________________                             $__________

     For value received, RUDDICK CORPORATION (the "Borrower") promises to pay to the order of __________________________ (the "Bank") at its main office in Charlotte, North Carolina, the principal sum of ____________________ Dollars ($__________) with interest upon unpaid principal from the date hereof payable in arrears on each principal payment date at a rate per annum equal to the sum of (i) three-quarters of one percent (3/4%) for the first three years of the term of the Term Note and seven-eighths of one percent (7/8%) for the next four years of the term of the Term Note plus (ii) the secondary Certificate of Deposit rate for a maturity of 90 days as recorded by the New York Federal Reserve Bank (212/791-6693), adjusted for current bank reserve requirements and Federal Deposit Insurance Corporation insurance for Certificates of Deposit in excess of $100,000 (the "90-day C.D. Rate").

     Interest is payable quarterly in arrears on the first business day of each January, April, July and October and is computed on the basis of a 360-day year for the actual number of days in each interest period. Immediately after the Term Note is executed, but in no event later than April 1, 1997, the Bank's commitment under the Interim Note shall terminate.

     Interest on the Term Note after default shall be at One Hundred Fifty Percent (150%) of the Prime Rate not to exceed the highest rate permitted by applicable law. The Prime Rate as used herein and in the Term Note refers to that interest rate set by the Bank from time to time as an interest rate basis for borrowings. The Prime Rate is one of several interest rate bases used by the Bank. The Bank lends at rates above and below the Prime Rate.

     Interest paid under this Note may be refunded to Borrower as provided in Section 3 of the Loan Agreement (as herein defined), which is incorporated herein by reference.

     The principal of this Note ("Term Note") shall be paid in twenty-eight (28) consecutive and equal quarterly installments, each in the amount of _______________. The first such installment shall be due on the first business day of __________, 1997, and a like amount on the first business day of each quarter thereafter until the _____ day of __________, 2004, when the final installment will be paid.

     The terms and conditions contained in an Amended and Restated Revolving and Term Loan Agreement dated March 31, 1994 by and between the Borrower and the Bank (the "Loan Agreement"), are incorporated herein by reference and shall be considered a part hereof to the same extent as if written herein. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

     In addition to the provisions relating to occurrences of other Events of Default set forth in the Loan Agreement, upon (i) non-payment when due, whether by acceleration or otherwise, of any principal installment or (ii) non-payment, within ten (10) days after the due date thereof, of interest or of any premium, fee or other charge under the Loan Agreement, the entire principal and any accrued interest under this Term Note (and any other outstanding Note as defined in the Loan Agreement) shall, at the option of the holder hereof, become immediately due and payable without presentation, demand, protest, or notice of any kind, all of which are expressly waived, and Borrower shall pay to the Bank reasonable attorneys' fees in connection with such default or recourse against any collateral held by the Bank as security for the Borrower's indebtedness.

     All parties to this Term Note, including endorsers, sureties and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of non-payment or dishonor, and of protest, and any and all other notices and demands whatsoever, and agree to remain bound until the interest and principal are paid in full notwithstanding any extension or extensions of time for payment which may be granted, even though the period of extension may be indefinite, and notwithstanding any inaction by, or failure to assert any legal right available to the holder of this Term Note.

     IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed in its corporate name and its seal affixed hereto by its duly authorized officers pursuant to a resolution of its Board of Directors, or an appropriate committee thereof, duly adopted.

                              RUDDICK CORPORATION


                              By:________________________________
                                         Vice President


(SEAL OF RUDDICK CORPORATION)

ATTEST:

By:_________________________
          Secretary

                                                        EXHIBIT C

         Opinion of Smith Helms Mulliss & Moore, L.L.P.



     1. Each of the Borrower and American & Efird, Inc., Harris Teeter, Inc., Jordan Graphics, Inc. and R. S. Dickson & Co. (each, a "Major Subsidiary") is a corporation duly organized, existing and in good standing under the laws of the State of North Carolina and has the corporate power to own its properties and to carry on its business as now being conducted. To the best of our knowledge after due inquiry, the Borrower is not engaged in any activity that would require it to qualify to do business in any jurisdiction other than North Carolina. While we have not made any inquiry of governmental officials in any jurisdiction other than North Carolina, we have no reason to believe that any of the Major Subsidiaries as of the date hereof has failed to qualify to do business in any foreign jurisdiction where the failure to qualify would have a materially adverse effect on the consolidated financial condition of the Borrower and its subsidiaries, or that any of the Major Subsidiaries is not in good standing in each jurisdiction where it is so qualified.

     2. The Borrower is duly authorized under all applicable provisions of law to execute and deliver the Agreement and the Notes and all corporate action on its part required for the lawful execution, delivery and performance thereof has been duly taken; and the Interim Note has been duly executed and delivered by the proper officers of the Borrower and upon receipt by the Borrower of the loan evidenced thereby will be entitled to the benefits of the Agreement; and the Agreement and the Interim Note are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms, subject as to enforcement of remedies to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to the application of principles of public policy.

     3. Neither the execution, creation or issuance of the Agreement or the Notes, nor the fulfillment of or compliance with their terms, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a violation of or default under, any applicable law, regulation, or writ or decree or the Articles of Incorporation or Bylaws of the Borrower or any of the Major Subsidiaries as of the date hereof, or, to our knowledge, any agreement or instrument to which the Borrower or any Major Subsidiary is a party, or, to our knowledge, create any lien, charge or encumbrance upon any of the property or assets of the Borrower or any Major Subsidiary pursuant to the terms of any agreement or instrument to which the Borrower or any Major Subsidiary is a party or by which they are bound.

     4. No authorization, approval or consent of any regulatory body is necessary or required in connection with the lawful execution, delivery and performance of the Agreement or the Notes which has not been obtained.